News Release

QEP Resources, Inc.

1050 17th Street, Suite 500

Denver, CO  80265

Exhibit 99.2

July 26, 2010

NYSE:  QEP

Contact:  Scott Gutberlet

Phone:  (303) 672-6988

QEP RESOURCES REPORTS SECOND QUARTER 2010 PRODUCTION, RAISES 2010 PRODUCTION GUIDANCE AND PROVIDES OPERATIONS UPDATE

DENVER - (PR NEWSWIRE), July 26, 2010 - QEP Resources (NYSE: QEP) today reported second quarter 2010 production and provided an update on recent well results and midstream operations.  This update precedes the release of the company’s second quarter financial results which will be issued after the market close on July 27, 2010.  QEP will also hold a conference call at 11AM EDT on July 28, 2010 to discuss second quarter 2010 results.  The conference call can be heard live at QEP Resources website, www.qepres.com.  A replay of the teleconference will be available on the website and an audio replay will be available from July 28 to August 11 by dialing (800) 642-1687 from the U.S. or (706) 645-9291 outside the U.S., and then entering pass code 87125424#.

Second quarter 2010 production 53.7 Bcfe, up 24% from 2009

QEP Resources exploration and production subsidiary QEP Energy reported net production of 53.7 Bcfe in the second quarter of 2010 compared to 43.4 Bcfe in the 2009 quarter, a 24% increase and up 4% from first quarter 2010.  Natural gas comprised 89% of second quarter 2010 equivalent production.  QEP Energy estimated that it exited the second quarter with a net production rate of approximately 655 MMcfed.  Production growth was driven by strong results from core Haynesville and Pinedale assets combined with increased contribution from new wells in the emerging Woodford “Cana” Shale and Granite Wash plays in the Midcontinent and the Bakken oil play in North Dakota.

“Our asset management teams continued to deliver low-cost production growth in the second quarter” said Chuck Stanley, QEP Resources President and CEO.  “Note that 51% of QEP Energy second quarter 2010 production came from the Midcontinent region, driven by strong performance from our Haynesville and Woodford ‘Cana’ shale plays.  Our teams continue their relentless focus on driving down both drilling and completion times in our core resource plays – in a safe and environmentally responsible manner – which translates directly into lower completed well costs ” Stanley added.

QEP Energy raises 2010 production forecast to 218-222 Bcfe

The company now estimates 2010 net production could range from 218 to 222 Bcfe, up 15 to 17% from 2009 production of 189.5 Bcfe.  Prior guidance was 212 to 217 Bcfe.

Continued strong results from the Haynesville Shale in NW Louisiana

Since the last operations update, QEP Energy has completed and turned to sales 11 additional operated Haynesville wells, each with strong rates and pressures:

Well Name	First Sales	Working Interest	Peak Daily Rate
M. Sanders 9-15-9 H	May 9, 2010	100%	10.5 MMcfd *
Conly SR 27H	May 24, 2010	87%	14.2 MMcfd *
Conly SR 34H	May 24, 2010	61%	5.1 MMcfd **
Caplis 30-16-12 H	May 30, 2010	48%	10.9 MMcfd *
Caplis 4H	May 30, 2010	65%	11.5 MMcfd *
Nettles 13-15-10 H	June 3, 2010	86%	11.9 MMcfd *
J. Caplis 5-15-12 H	June 8, 2010	90%	11.2 MMcfd *
Bienville S&G 11 H Sustainable Forest 23 H	June 17, 2010 June 23, 2010	84% 81%	11.3 MMcfd * 12.4 MMcfd *
Bienville S&G 35-15-9 H Bienville S&G 26-15-9 H	July 10, 2010 July 10, 2010	100% 100%	10.5 MMcfd * 10.0 MMcfd *

*Beginning with the Weyerhaeuser 10H-1 in November 2009, the company modified initial flowback procedures to minimize pressure drawdown at the reservoir; therefore, peak daily rates are not comparable to earlier QEP Energy well results.  Modified flowback wells will typically maintain a flat production profile for the first 4-9 months and then decline.

** The Conly SR 34H production rate is restricted due to coiled tubing that is stuck in the lateral.

QEP Energy currently has 11 operated wells waiting on completion and 7 operated wells being drilled in the Haynesville play.  The company also participated in 15 outside-operated Haynesville wells that were completed and turned to sales during the second quarter.  Working interest in these wells ranged from 1% to 31%.  QEP Energy also has interests in 11 outside-operated Haynesville wells that are waiting on completion or completing and 2 outside-operated wells currently being drilled.  At June 30, 2010, the company’s total operated and non-operated net Haynesville production was 178 MMcfd, and net Cotton Valley/Hosston production totaled 66 MMcfd.  The company has 7 rigs currently operating in the play.

Maps showing QEP Energy Haynesville leasehold and current activity, along with similar maps for other key operating areas discussed in this release can be found on the company’s website at www.qepres.com.

Pinedale production growth continues

Since the last update, the company has completed and turned to sales 35 new wells at Pinedale, for a total of 56 to date in 2010.  Improved drilling performance has translated directly into lower well costs with year-to-date 2010 drill times averaging 16.9 days from spud to total drilling depth resulting in average gross completed well costs of under $3.8 million for 2010.  The company expects to complete over 100 wells this year on its Pinedale acreage.  QEP Energy’s net Pinedale production was approximately 191 MMcfed on June 30, 2010.  The company has up to 1,400 remaining locations at Pinedale.

Production from liquids-rich Anadarko Basin Woodford “Cana” Shale play continues to grow

Since the last operational update, QEP Energy completed and turned to sales 1 new operated Woodford “Cana” Shale well in western Oklahoma.

Well Name	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Virgie 1-13H	June 10, 2010	100%	3.7 MMcf, 619 Bbls NGL, 242 Bbls oil

QEP Energy has 2 operated wells currently being drilled and 1 operated well waiting on completion in the play.  The company currently operates 9 producing wells and has non-operated working interests in over 70 producing wells.  The company also has interests in 7 wells that are currently being drilled and 11 wells that are waiting on completion that are operated by others.  The areal extent of the play appears to be expanding as additional economic wells are being completed outside the original “core” area.  The company’s leasehold includes 42,000 net acres in “Tier I” and 24,000 net acres in “Tier II” (see map of Cana Shale acreage on slides accompanying this release for more detail).  On June 30, 2010, QEP Energy net production from the play was approximately 29 MMcfed.  The company participated in an 80-acre density pilot development program that will assist in determining the appropriate well density for optimal reserve recovery.  For the remainder of 2010, QEP Energy anticipates operating up to 2 rigs in the play and will participate in numerous outside-operated wells.

Recent results confirm Granite Wash and Atoka Wash horizontal development potential on QEP acreage in the Texas Panhandle

Since the last update, the company has completed and turned to sales 3 additional QEP Energy operated horizontal wells in Wheeler County, TX:

Well Name	Formation	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Edwards 1056H	Cherokee	June 1, 2010	64%	5.7 MMcf, 1,036 Bbls NGL, 300 Bbls oil
Morrison 5033H	Atoka	July 1, 2010	100%	16.9 MMcf, 930 Bbls NGL, 82 Bbls oil
Methodist Home 2-5H	Atoka	July 20, 2010	100%	Testing

QEP Energy has 26,540 net acres in the “Wash” plays in the western Anadarko Basin.  At June 30, 2010, net production from the play (combined vertical and horizontal wells) was approximately 34 MMcfed.  The company is currently drilling 2 wells and has 1 well currently completing.  QEP Energy is also participating in 2 outside-operated wells currently being drilled in the play.  The company currently has a working interest in a total of 12 producing horizontal wells in the play and anticipates operating 2 drilling rigs through year-end.

Bakken production growth on company’s 89,000 net-acre North Dakota leasehold

QEP Energy has completed and turned to sales 3 additional operated Bakken wells since the last operations update:

Well Name	First Sales	Working Interest	Peak Daily Rate
Federal 1-34-35H-152-92	May 7, 2010	72%	1,779 Boepd
MHA 1-06-31H-150-92	June 1, 2010	91%	1,948 Boepd
MHA 1-06-01H-149-92	July 1, 2010	86%	1,385 Boepd

QEP Energy has 1 company-operated well currently being drilled and 2 wells waiting on completion.  The company also has interests in 2 outside-operated wells currently being drilled and 7 outside-operated wells completing or waiting on completion.  The company operates 6 producing wells in the play and has a working interest in 36 wells that are operated by others.  On June 30, 2010, QEP Energy’s net production from the Bakken play was approximately 1,650 Boepd. The company is currently operating 1 rig in the Bakken play and anticipates adding a second rig in the fourth quarter of 2010.

Second quarter QEP Field Services gathering volumes up 10%; processing volumes up 36%; major projects underway in the Rockies and NW Louisiana

QEP Field Services gathering volumes totaled 114.2 million MMBtu in the second quarter of 2010 compared to 104.1 million MMBtu in the 2009 quarter, a 10% increase.  Fee-based processing volumes totaled 57.1 million MMBtu in the second quarter of 2010 compared to 42.1 million MMBtu in the 2009 quarter, a 36% increase.

QEP Field Services has commenced construction of 2 new cryogenic gas processing plants in the Rocky Mountain region.  In eastern Utah, the 150 MMcfd Iron Horse plant should be operational in the fourth quarter of 2010.  Foundation and other civil work has commenced on the 420 MMcfd Blacks Forks II plant in southwest Wyoming.  When complete, Blacks Fork II will extract an incremental 15,000 bbl per day of NGL net to QEP Field Services.  The plant is expected to commence operations in the fourth quarter of 2011.  In NW Louisiana, construction is underway on the company’s 1,000 GPM amine treatment facility.  The facility, located near Hall Summit in QEP Energy’s Woodardville Field, is designed to treat approximately 350 MMcfd of raw gas to remove carbon dioxide.  When the facility comes on line late in the fourth quarter of 2010, it will bring Field Services raw gas treating capacity in NW Louisiana to over 600 MMcfd.

About QEP Resources

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States.  The company also gathers and processes natural gas.  QEP Resources is headquartered in Denver, CO.  For more information, visit the company’s website at www.qepres.com.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements give expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  Any or all forward-looking statements may turn out to be wrong.  These statements are based on current expectations and the current economic environment.  They involve a number of risks and uncertainties that are difficult to predict.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to the following:

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general economic conditions, including the performance of financial markets and interest rates;

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changes in industry trends;

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changes in laws or regulations; and

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other factors, most of which are beyond the control of QEP Resources.

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